Filed Pursuant to Rule 424(b)(1)
                                                     Registration No. 333-172010

                                   PROSPECTUS

                              DATAMILL MEDIA CORP.
                             SHARES OF COMMON STOCK
               1,000,000 SHARES MINIMUM - 5,000,000 SHARES MAXIMUM

     Our common stock is not presently quoted on the Over the Counter Bulletin Board or traded in any market. In the event that we sell at least the minimum number of shares in this offering, of which there is no assurance, we intend to have our shares of common stock quoted on the Over the Counter Bulletin Board operated by the Financial Industry Regulatory Authority ("FINRA"). However, there is no assurance that our shares will ever be quoted on the Over the Counter Bulletin Board.

     We are offering a minimum of 1,000,000 up to a maximum of 5,000,000 shares of our common stock in a direct public offering on a best efforts basis, without any involvement of underwriters or broker-dealers. The offering price is $0.02 per share. In the event that 1,000,000 shares are not sold within 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. In the event that the maximum of 5,000,000 shares of our common stock are sold prior to 270 days after the date of our prospectus, we will terminate this offering. The maximum time during which shares may be sold pursuant to this offering is 270 days from the date of our prospectus. We will not extend this offering beyond such 270 day period.

     If at least 1,000,000 shares are sold within 270 days, all money received will be retained by us and there will be no refund. Funds will be held in a separate bank account at Chase Bank. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of this offering. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds.

     There is no minimum purchase requirement and there are no arrangements to place the funds in an escrow, trust, or similar account.

     Our common stock will be sold on our behalf by Vincent Beatty and Thomas Hagan, our sole officers and directors. Neither of our officers or directors will receive any commissions or proceeds from the offering for selling shares on our behalf.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" STARTING AT PAGE 7.

                               Offering
                                Price         Expenses      Proceeds to Us
                                -----         --------      --------------
Per Share - Minimum           $   0.02        $                 $
Per Share - Maximum           $   0.02        $                 $
Minimum                       $ 20,000        $ 5,000           $15,000
Maximum                       $100,000        $10,000           $90,000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May 12, 2011.

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

Summary of Prospectus                                                       3

Risk Factors                                                                7

Use of Proceeds                                                            10

Determination of Offering Price                                            11

Dilution of the Price You Pay for Your Shares                              11

Plan of Distribution; Terms of the Offering                                12

Management's Discussion and Analysis of Financial Condition and
Plan of Development Stage Activities                                       15

Business                                                                   18

Management                                                                 22

Executive Compensation                                                     24

Principal Stockholders                                                     24

Description of Securities                                                  25

Certain Transactions                                                       27

Litigation                                                                 27

Experts                                                                    27

Legal Matters                                                              27

Financial Statements                                                       27

                             SUMMARY OF OUR OFFERING

OUR BUSINESS

     We had been originally incorporated under the laws of Canada on January 15, 1990, under the name "Creemore Star Printing, Inc." We changed our name on June 15, 2003 to "Smitten Press: Local Lore and Legends, Inc." We domesticated in the State of Nevada by filing Articles of Incorporation in Nevada on May 8, 2007, and we were incorporated in the State of Nevada on May 8, 2007, as Smitten
Press: Local Lore and Legends, Inc. On April 30, 2010, our Board of Directors approved a change in our name to DataMill Media Corp. ("Company"), effective at the close of business on June 30, 2010. On April 30, 2010, our Board of Directors approved a reverse-split of our Common Stock on the basis of one new share of Common Stock for each one hundred shares of Common Stock held of record at the close of business on June 30, 2010. These corporate actions were ratified on April 30, 2010 by holders of a majority of the shares of Common Stock of the Company acting on written consent. We are a development stage company. We are a "shell company" as defined in Rule 405 of the Securities Act of 1933, as amended.

     We are a management consulting firm that plans to educate and assist small businesses to improve their management, corporate governance, regulatory compliance and other business processes, with a focus on capital market participation. We intend to generate revenues, with our two or possibly three employees, by providing consulting and educational services to primarily private companies seeking to become publicly traded companies.

     We have limited business operations and have achieved losses since inception. For the year ended December 31, 2010, we had no revenue and incurred losses from operations of $67,747. As of December 31, 2010, our assets consisted of $370 in cash. We have been issued a going concern opinion by our independent registered public accounting firm and rely upon the sale of our securities and loans from our officers and directors to fund operations.

     On January 5, 2011, an unaffiliated entity loaned us $25,000 in exchange for a promissory note for such sum. The promissory note bears interest at the rate of 5% per year and will be due and payable on July 5, 2011. The promissory note requires the Company to issue 75,000 shares of restricted common stock to the lender in lieu of accrued interest on the note when the note is paid. In addition, Vincent Beatty, our President, personally guaranteed payment and performance of the note and pledged 201,000 shares of Datamill restricted common stock owned by Mr. Beatty as collateral to secure this $25,000 loan and to secure his guaranty of the loan.

     Our monthly "burn rate," the amount of expenses we expect to incur on a monthly basis, is approximately $2,000 for a total of $18,000 for the maximum of 270 days during which this offering will be made. We have relied, and will continue to rely, on loans from our officers and directors to fund operations. However, we do not have any written agreements with our officers and directors to fund our operating expenses during the 270 days during which this offering will be made.

     In order to complete our plan of operation, we estimate that $90,000 in funds will be required. The source of such funds is anticipated to be the net proceeds from this offering. If we fail to generate $90,000 from this offering, we may not be able to fully carry out our plan of operations.

     Assuming we raise the minimum amount of $20,000 in this offering, we believe we can satisfy our cash requirements during the next 12 months and begin to implement our business plan at a slower pace than if we raise the maximum amount in this offering. The minimum amount raised will allow us to develop our website to an operational extent, conduct sufficient marketing, purchase a minimal amount of inventory (electronic and hard copies of instruction manuals, instruction booklets and example templates relating to the consulting and educational services we intend to provide) and computer equipment to implement our business plan and begin offering and selling our products on a smaller scale than if we raise the maximum amount in this offering. In addition, if we only raise the minimum amount in this offering, we will not be able to offer any consulting services and we will not have the additional employee required to implement our business plan as quickly as possible.

     We cannot assure you that we will be able to raise the maximum $100,000 in offering proceeds in this offering. If we do not raise the maximum $100,000 in this offering, then we will not be able to provide our consulting services. Assuming we raise the maximum amount of $100,000 in this offering, we believe we can fully implement our business plan, finalize our product research and development, purchase the required computer equipment and stock our inventory with the electronic and hard copies of the instruction manuals, instruction booklets and example templates relating to the consulting and educational services we intend to provide, including, but not limited to corporate management, corporate governance, regulatory compliance and various business processes. Further, we do not expect significant changes in the number of employees. If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. Upon completion of our public offering, our goal is to expand and market our operations.

     We believe that the following steps can be accomplished if we only raise the minimum of $20,000 in this offering:

     Website Development                         $ 3,000
     Computer Purchase                           $ 1,000
     Inventory Purchase                          $ 2,000
     Marketing and Advertising                   $ 1,000

     We believe the above steps will be accomplished within 30 days of our receipt of proceeds equal to the minimum of $20,000 from this offering.

     We believe that the following additional steps can only be accomplished if we raise the maximum of $100,000 in this offering:

     Enhancement of our Website                  $ 2,500
     Additional Computer Purchases               $ 8,000
     Additional Inventory Purchases              $40,000
     Hire one additional employee                $10,000
     Hire second additional employee             $10,000

     We believe the proceeds from the offering will allow us to operate for twelve months, whether the minimum or maximum is raised. However, the extent of our operations will be less if we only raise the minimum.

     DUE TO FINANCIAL CONSTRAINTS, THERE ARE MATERIAL WEAKNESSES IN OUR INTERNAL CONTROLS AND DISCLOSURE CONTROLS AND PROCEDURES.

     As of December 31, 2010, we carried out an evaluation required by Rule 13a-15 or Rule 15d-15 of the Securities Exchange Act of 1934 ("Exchange Act") under the supervision and with the participation of our management, including our Principal Executive Officer and Principal Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures.

     Disclosure controls and procedures are designed with the objective of ensuring that (i) information required to be disclosed in an issuer's reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms and (ii) information is accumulated and communicated to management, including our Principal Executive Officer and Principal Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

     The evaluation of our disclosure controls and procedures included a review of our objectives and processes and effect on the information generated for use in this Report. This type of evaluation is done quarterly so that the conclusions concerning the effectiveness of these controls can be reported in our periodic reports filed with the SEC. We intend to maintain these controls as processes that may be appropriately modified as circumstances warrant.

     Based upon such evaluation, our Chief Executive Officer and Chief Financial Officer concluded that as of such date, our disclosure controls and procedures were not effective at the reasonable assurance level because, due to financial constraints, the Company does not maintain a sufficient complement of personnel with an appropriate level of technical accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with our financial accounting and reporting requirements. There have been no changes in our internal control over financial reporting identified in connection with the evaluation that occurred during our last fiscal quarter that have materially affected, or that are reasonably likely to materially affect, our internal control over financial reporting. In the event that we receive sufficient funds for internal operational purposes, we plan to retain the services of additional internal management staff to provide assistance to our current management in monitoring and maintaining our internal controls and procedures.

     Our business office is located at 1205 Hillsboro Mile, Suite 203, Hillsboro Beach, FL 33062, and our telephone number is (954) 876-1181. Our website is www.datamillmedia.com. Our fiscal year end is December 31.

     Management or affiliates of our Company will not purchase shares in this offering in order to reach the minimum.

THE OFFERING

Following is a brief summary of this offering:

Securities being offered           A minimum of 1,000,000 shares of common stock
                                   and a maximum of 5,000,000 shares of common stock, par value $0.001.

Offering price per share           $0.02

Offering period                    Our shares are being offered for a period not
                                   to exceed 270 days.

Net proceeds to us                 Approximately $15,000 assuming the minimum
                                   number of shares are sold. Approximately
                                   $90,000 assuming the maximum number of shares is sold.

Use of proceeds                    We will use the proceeds to pay for offering
                                   expenses, the implementation of our business plan, and for working capital.

Number of shares outstanding
before the offering                10,325,000

Number of shares outstanding
after the offering if all of
the shares are sold                15,325,000

SUMMARY FINANCIAL DATA

     The summary statements of operations data for the years ended December 31, 2010 and 2009 and the summary balance sheet data as of December 31, 2010 and 2009 are derived from our audited financial statements included elsewhere in this prospectus.

     You should read the summary financial data below together with "Management's Discussion and Analysis of Financial Condition and Plan of Development Stage Activities" and our financial statements and the related notes included elsewhere in this prospectus.

                          STATEMENTS OF OPERATIONS DATA

                                                                For the Period
                                                               From June 1, 2003
                                                                (Inception) to
                                Year Ended December 31,        December 31, 2010
                                2010              2009            (Unaudited)
                             -----------       -----------        -----------
Revenue                      $        --       $        --        $        --
Operating loss                   (67,747)             (538)        (1,133,616)
Other Expense                         --                --             (3,677)
Net loss                     $   (67,747)      $      (538)       $(1,137,293)

NET LOSS PER SHARE
Basic and diluted            $     (0.02)      $     (0.00)       $     (1.55)

WEIGHTED-AVERAGE SHARES:
Basic and diluted              3,914,041           325,000            738,564


                               BALANCE SHEET DATA

                                      December 31,
                                2010              2009
                             -----------       -----------
Total assets                 $       370       $        --
Total current liabilities    $   151,517       $    93,400
Total stockholders'deficit   $  (151,147)      $   (93,400)

                                  RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

RISKS ASSOCIATED WITH OUR COMPANY

     BECAUSE OUR AUDITORS HAVE ISSUED A GOING CONCERN OPINION, THERE IS SUBSTANTIAL UNCERTAINTY THAT WE WILL CONTINUE OPERATIONS IN WHICH CASE YOU COULD LOSE YOUR INVESTMENT.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

     WE LACK AN OPERATING HISTORY AND HAVE LOSSES THAT WE EXPECT TO CONTINUE INTO THE FUTURE. THERE IS NO ASSURANCE OUR FUTURE OPERATIONS WILL RESULT IN PROFITABLE REVENUES. IF WE CANNOT GENERATE SUFFICIENT REVENUES TO OPERATE PROFITABLY, WE WILL CEASE OPERATIONS AND YOU WILL LOSE YOUR INVESTMENT.

     We were incorporated in Nevada on May 8, 2007, and we have recently started our business operations. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $1,137,293 of which $92,510 is for general and administrative expenses, $200,609 is for professional fees, $840,427 is for officer compensation, and $3,677 is for loss on foreign currency exchange. Our ability to achieve and maintain profitability and positive cash flow is dependent, among other things, upon:

     *    completion of this offering;
     *    our ability to attract  customers  who will buy our services  from us;
          and
     *    our ability to generate revenues through the sale of our services.

     Based upon current plans, we expect to incur operating losses in future periods since we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause you to lose your investment.

     We are solely dependent upon the funds to be raised in this offering to operate our business, the proceeds of which may be insufficient to achieve our business plan. If we need additional funds and are unable to raise them we will have to terminate our operations.

     We have recently started our business operations. We need the proceeds from this offering to continue our operations. If the minimum of $20,000 is raised, this amount will enable us, after paying the expenses of this offering, to operate for one year. If we need additional funds and are unable to raise the money, we will have to cease operations.

     IF WE DO NOT MAKE A PROFIT, WE MAY HAVE TO SUSPEND OR CEASE OPERATIONS.

     Since we are small company and do not have much capital, we must limit marketing our services. The sale of services is how we will initially generate revenues. Because we will be limiting our marketing activities, we may not be able to attract enough customers to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

     AS A RESULT OF OUR INTENSELY COMPETITIVE INDUSTRY, WE MAY NOT GAIN ENOUGH MARKET SHARE TO BE PROFITABLE.

     The consulting business is intensely competitive and due to our small size and limited resources, we may be at a competitive disadvantage, especially as a public company. There are numerous firms offering consulting services similar to ours. Many of our competitors have proven track records, and substantial human and financial resources, as opposed to our Company who has limited human resources and little cash. Also, the financial burden of being a public company, which will cost us between $35,000 and $50,000 per year in auditing fees and legal fees to comply with our reporting obligations under the Securities Exchange Act of 1934 and compliance with the Sarbanes-Oxley Act of 2002 will strain our finances and stretch our human resources to the extent that we may have to price our consulting services higher than our competitors just to cover the costs of being a public company.

     WE ARE VULNERABLE TO THE CURRENT ECONOMIC CRISIS WHICH MAY NEGATIVELY AFFECT OUR PROFITABILITY AND ABILITY TO CARRY OUT OUR BUSINESS PLAN.

     We are currently in a severe worldwide economic recession. Runaway deficit spending by the United States government and other countries further exacerbates the United States and worldwide economic climate and may delay or possibly deepen the current recession. Currently, a lot of economic indicators such as rising gasoline and commodity prices, suggest higher inflation, dwindling consumer confidence and substantially higher taxes. Demand for the services we offer tends to decline during recessionary periods when disposable revenue is lower and may impact sales of our services. In addition, sudden disruptions in business conditions as a result of a terrorist attack similar to the events of September 11, 2001, including further attacks, retaliation and the threat of further attacks or retaliation, war, civil unrest in the Middle East, adverse weather conditions or other natural disasters, such as Hurricane Katrina, pandemic situations or large scale power outages can have a short term or, sometimes, long term impact on spending. The worldwide recession is placing severe constraints on the ability of all companies, particularly smaller ones, to raise capital, borrow money, operate effectively and profitably and to plan for the future.

     BECAUSE OUR TWO OFFICERS AND DIRECTORS WILL ONLY BE DEVOTING LIMITED TIME TO OUR OPERATIONS, OUR OPERATIONS MAY BE SPORADIC WHICH MAY RESULT IN PERIODIC INTERRUPTIONS OR SUSPENSIONS OF OPERATIONS. THIS ACTIVITY COULD PREVENT US FROM ATTRACTING CUSTOMERS AND RESULT IN A LACK OF REVENUES THAT MAY CAUSE US TO SUSPEND OR CEASE OPERATIONS.

     Our two officers and directors will only be devoting limited time to our operations. Because they will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to them. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations.

     DUE TO FINANCIAL CONSTRAINTS, THERE ARE MATERIAL WEAKNESSES IN OUR INTERNAL CONTROLS AND DISCLOSURE CONTROLS AND PROCEDURES.

     As of December 31, 2010, we carried out an evaluation required by Rule 13a-15 or Rule 15d-15 of the Securities Exchange Act of 1934 (the "Exchange Act") under the supervision and with the participation of our management, including our Principal Executive Officer and Principal Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures.

     Disclosure controls and procedures are designed with the objective of ensuring that (i) information required to be disclosed in an issuer's reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms and (ii) information is accumulated and communicated to management, including our Principal Executive Officer and Principal Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

     The evaluation of our disclosure controls and procedures included a review of our objectives and processes and effect on the information generated for use in this Report. This type of evaluation is done quarterly so that the conclusions concerning the effectiveness of these controls can be reported in our periodic reports filed with the SEC. We intend to maintain these controls as processes that may be appropriately modified as circumstances warrant.

     Based upon such evaluation, such person concluded that as of such date, our disclosure controls and procedures were not effective at the reasonable assurance level because, due to financial constraints, the Company does not maintain a sufficient complement of personnel with an appropriate level of technical accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with our financial accounting and reporting requirements. There have been no changes in our internal control over financial reporting identified in connection with the evaluation that occurred during our last fiscal quarter that have materially affected, or that are reasonably likely to materially affect, our internal control over financial reporting. In the event that we receive sufficient funds for internal operational purposes, we plan to retain the services of additional internal management staff to provide assistance to our current management in monitoring and maintaining our internal controls and procedures.

RISKS ASSOCIATED WITH THIS OFFERING:

     BECAUSE WE DO NOT HAVE AN ESCROW OR TRUST ACCOUNT FOR YOUR SUBSCRIPTION, IF WE FILE FOR BANKRUPTCY PROTECTION OR ARE FORCED INTO BANKRUPTCY, OR A CREDITOR OBTAINS A JUDGMENT AGAINST US AND ATTACHES YOUR SUBSCRIPTION, YOU WILL LOSE YOUR INVESTMENT.

     Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, if the minimum conditions of this offering are not satisfied, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you. If that happens, you will lose your investment and your funds will be used to pay creditors.

     BECAUSE VINCENT BEATTY, OUR PRESIDENT, WILL OWN 90.1% OF OUR TOTAL OUTSTANDING COMMON STOCK IF THE MINIMUM AMOUNT OF THE OFFERING IS SOLD AND 66.6% OF OUR TOTAL OUTSTANDING COMMON STOCK IF THE MAXIMUM AMOUNT OF THE OFFERING IS SOLD, MR. BEATTY WILL RETAIN CONTROL OF US AND WILL BE ABLE TO DECIDE WHO WILL BE DIRECTORS AND YOU MAY NOT BE ABLE TO ELECT ANY DIRECTORS WHICH COULD DECREASE THE PRICE AND MARKETABILITY OF OUR SHARES.

     Even if we sell all 5,000,000 shares of common stock in this offering, Vincent Beatty, our President, will own 66.6% of the total outstanding common stock; if the minimum amount of the offering is sold he will own 90.1% of the total outstanding common stock. As a result, after completion of this offering, regardless of the number of shares we sell, Vincent Beatty, our President, will own the vast majority of the shares of our Common Stock and will be able to elect all of our directors and control our operations, which could decrease the price and marketability of our shares.

     OUR SHAREHOLDERS MAY BE DILUTED SIGNIFICANTLY THROUGH OUR EFFORTS TO OBTAIN FINANCING, FUND OUR OPERATIONS AND SATISFY OUR OBLIGATIONS THROUGH ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

     We have no committed source of financing. We will likely have to issue additional shares of our Common Stock to fund our operations and to implement our plan of operation. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the 139,675,000 authorized, but unissued, shares of our common stock. Future issuances of shares of our common stock will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value and that dilution may be material.

     BECAUSE THERE IS NO PUBLIC TRADING MARKET FOR OUR COMMON STOCK, YOU MAY NOT BE ABLE TO RESELL YOUR STOCK.

     Our Common Stock is not presently quoted on the Over the Counter Bulletin Board or traded in any market. Therefore, you may not be able to resell your stock.

     BECAUSE THE SEC IMPOSES ADDITIONAL SALES PRACTICE REQUIREMENTS ON BROKERS WHO DEAL IN OUR SHARES THAT ARE PENNY STOCKS, SOME BROKERS MAY BE UNWILLING TO TRADE THEM. THIS MEANS THAT YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES AND THIS MAY CAUSE THE PRICE OF OUR SHARES TO DECLINE.

     Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of our shares to decline.

     FINRA SALES PRACTICE REQUIREMENTS MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

     The FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy and sell our stock.

                                 USE OF PROCEEDS

     Our offering is being made in a direct public offering, without any involvement of underwriters or broker-dealers, on a 1,000,000 common shares minimum, 5,000,000 common shares maximum basis. The table below sets forth the use of proceeds if 1,000,000 or 5,000,000 common shares of the offering are sold.

                                                   Minimum             Maximum
                                                 ----------          ----------

Number of common shares                           1,000,000           5,000,000
                                                 ----------          ----------

Gross proceeds                                   $   20,000          $  100,000
Offering expenses                                     5,000              10,000
Net proceeds                                         15,000              90,000

The net proceeds will be used as follows:

Website development                                   3,000               3,000
Website enhancement                                      --               2,500
Marketing and advertising                             1,000               3,000
Product Inventory                                     2,000              42,000
Computer Equipment                                    1,000               9,000
Hiring one additional employee                           --              10,000
Hire a second additional employee                        --              10,000
Audit, accounting and filing fees                     5,500               5,500
Other expenses                                        2,500               5,000
                                                 ----------          ----------
TOTAL                                            $   15,000          $   90,000
                                                 ==========          ==========

     Total offering expenses of $5,000 (minimum) and $10,000 (maximum) to be paid from the proceeds of the offering are for legal fees and auditing fees, and printing costs related to this offering. No other expenses of the offering will be paid from the proceeds. Approximately $24,000 of expenses associated with this offering have been paid from loans received by the Company.

     We believe we can develop our basic website for $3,000 and enhance the website for an additional $2,500. We estimate that our initial basic product inventory requirements will cost $2,000. Product inventory will consist of electronic and hard copies of the instruction manuals, instruction booklets and example templates relating to the consulting and educational services we intend to provide, including, but not limited to corporate management, corporate governance, regulatory compliance and various business processes. However, we will not be able to offer our consulting services unless we raise the maximum $100,000 in offering proceeds in this offering.

     We estimate that our initial basic computer equipment requirements will cost $1,000.

     We intend to hire one additional employee to handle administrative duties and one additional employee to perform marketing, provided we raise the maximum amount of the offering.

     We estimate our auditing and accounting fees to be $5,500 during the next twelve months.

     We have allocated between $2,500 and $5,000 for additional unforeseen expenses which may arise as a result of initiating our operations.

     We believe the proceeds from the offering will allow us to operate for twelve months, whether the minimum or maximum amount is raised. We believe the proceeds of this offering will last twelve months, including filing reports with the Securities and Exchange Commission, as well as the business activities contemplated by our business plan.

                         DETERMINATION OF OFFERING PRICE

     The price of the shares we are offering was arbitrarily determined in order for us to raise a minimum of $20,000 and a maximum of $100,000 in this offering. The offering price bears no relationship to our assets, earnings, book value or other criteria of value. Among the factors we considered were:

     *    our lack of operating history;
     *    the proceeds to be raised by the offering;
     * the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholder; and,
     *    our relative cash requirements.

                  DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

     Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of our shares being offered. Dilution of the value of our shares you purchase is also a result of the lower book value of our shares held by our existing stockholders.

     As of December 31, 2010, the net tangible book value of our shares of common stock was ($151,147) or approximately ($0.01) per share based upon 10,325,000 shares outstanding.

IF THE MAXIMUM NUMBER OF THE SHARES ARE SOLD:

     Upon completion of this offering, in the event all 5,000,000 of our shares are sold, the net tangible book value of the 15,325,000 shares to be outstanding will be ($61,147) or approximately $0.00 per share. The net tangible book value of our shares held by our existing stockholder will be increased by $0.01 per share without any additional investment on their part. You will incur an immediate dilution from $0.02 per share to $0.00 per share

     After completion of this offering, if 5,000,000 shares are sold, investors in this offering will collectively own 32.6% of the total number of outstanding shares for which they will have made an aggregate cash investment of $100,000, or $0.02 per share. Our existing stockholders will own 67.4% of the total number of outstanding shares for which they have made cash contributions totaling $10,000 or approximately $0.001 per share.

IF THE MINIMUM NUMBER OF THE SHARES ARE SOLD:

     Upon completion of this offering, in the event 1,000,000 of the shares are sold, the net tangible book value of the 11,325,000 shares then outstanding will be ($136,147), or approximately ($0.01) per share. The net tangible book value of our shares held by our existing stockholders will be increased by $0.00 per share without any additional investment on their part. Persons who invest in this offering will incur an immediate dilution from $0.02 per share to ($0.01) per share.

     After completion of this offering, if 1,000,000 shares are sold, investors in this offering will collectively own approximately 8.8% of the total number of outstanding shares for which they will have made an aggregate cash investment of $20,000, or $0.02 per share. Our existing stockholders will own approximately 91.2% of the total number of outstanding shares for which they have made cash contributions totaling $10,000 or approximately $0.001 per share.

                   PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

     We are offering up to 5,000,000 shares of common stock on a best efforts basis, 1,000,000 shares minimum, 5,000,000 shares maximum. The offering price is $0.02 per share. Funds from this offering will be placed in a separate bank account at Chase Bank. The funds will be maintained in a separate bank until we receive a minimum of $20,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this Prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will be immediately used by us. If we do not receive the minimum amount of $20,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $20,000 within the 270 day period referred to above. There are no broker-dealers or finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing our shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or if there is a material change in the terms of the offering. The following bullet points contain some, but not all, of the material changes that would entitle you to a refund of your money:

     *    a change in the offering price;
     *    a change in the minimum sales requirement;
     * a change to allow sales to affiliates in order to meet the minimum sales requirement; or
     * a change in the amount of proceeds necessary to release the funds held in the separate bank account.

     If any material changes to this offering occur, such changes will be reflected in a post-effective amendment.

     We will sell the shares in this offering through our two officers and directors, who will receive no commission from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

     1. The person is not statutorily  disqualified,  as that term is defined in
Section 3(a)(39) of the Act, at the time of his or her participation; and,

     2.  The  person  is  not   compensated  in  connection   with  his  or  her
participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     3. The person is not at the time of his or her participation, an associated person of a broker-dealer; and,

     4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or she (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or
(a)(4)(iii).

     Our two officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to be our sole officers and directors at the end of the offering and have not been during the last twelve months and are not currently a broker-dealer or associated with a broker-dealer. They will not participate in selling and offering securities for any issuer more than once every twelve months.

     Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Our officers and directors will also distribute the prospectus to potential investors at meetings, to business associates and to their friends and relatives who are interested in a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

     Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

     We do not have any agreements with underwriters with respect to the sale of shares in this offering. In the event the Company sells all or part of the shares offered in this prospectus to or through an underwriter, the maximum compensation paid to any such underwriter shall be 8%.

SECTION 15(G) OF THE EXCHANGE ACT - PENNY STOCK RULES

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. However, even stocks quoted on the OTC Bulletin Board system can still qualify as penny stocks. Our Common Stock will more than likely be considered a penny stock.

     The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which:

     * contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     * contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;
     * contains a brief, clear, narrative description of a dealer market, including "BID" and "ASK" prices for penny stocks and the significance of the spread between the bid and ask price;
     * contains a toll-free telephone number for inquiries on disciplinary actions;
     * defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
     * contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

     The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

     *    with bid and offer quotations for the penny stock;
     * the compensation of the broker-dealer and its salesperson in the transaction;
     * the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     * monthly account statements showing the market value of each penny stock held in the customer's account.

     In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our securities because it will be subject to these penny stock rules. Therefore, security holders may have difficulty selling those securities.

REGULATION M

     Our officers and directors, who will sell the shares, are aware that they are required to comply with the provisions of Regulation M, promulgated under the Securities and Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes officers and/or directors, sales agents, any broker-dealers or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

OFFERING PERIOD AND EXPIRATION DATE

     This offering will start on the date that our registration statement is declared effective by the SEC and continue for a period of 270 days, unless sooner completed or otherwise terminated by us. We will not accept any money until our registration statement is declared effective by the SEC.

PROCEDURES FOR SUBSCRIBING

     We will not accept any money until our registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must:

     1. Execute and deliver a subscription agreement, a copy of which is included with the prospectus; and

     2. Deliver a check, wire transfer, bank draft or money order to us for acceptance or rejection.

     All checks for subscriptions must be made payable to "DATAMILL MEDIA CORP."

RIGHT TO REJECT SUBSCRIPTIONS

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND PLAN OF DEVELOPMENT STAGE ACTIVITIES

     This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

     We are a development stage corporation and have recently started our business operations, and have not yet generated or realized any revenues.

     Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. It is our belief that if we only raise the $20,000 minimum in this offering, such monies will last twelve months. The difference between the minimum and maximum amount relates to the website development; marketing and advertising; product inventory; computer equipment; and hiring one employee. In each case, if we raise the maximum amount, we will devote more funds to the same in order to enhance the quality of the website and promote our business plan to potential customers.

PLAN OF DEVELOPMENT STAGE ACTIVITIES

     Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements during the next 12 months months and begin to implement our business plan at a slower pace than if we raise the maximum amount in this offering. The minimum amount raised will allow us to develop our website to an operational extent, conduct sufficient marketing, purchase a minimal amount of inventory and computer equipment to implement our business plan and begin offering and selling our products on a smaller scale than if we raise the maximum amount in this offering. In addition, if we only raise the minimum amount in this offering, we will not be able to offer any consulting services and we will not have the additional employee required to implement our business plan as quickly as possible.

     We cannot assure you that we will be able to raise the maximum $100,000 in offering proceeds in this offering. If we do not raise the maximum $100,000, then we will not be able to provide our consulting services. Assuming we raise the maximum amount in this offering, we believe we can fully implement our business plan, finalize our product research and development, purchase the required computer equipment and stock our inventory with the electronic and hard copies of the instruction manuals, instruction booklets and example templates relating to the consulting and educational services we intend to provide, including, but not limited to corporate management, corporate governance, regulatory compliance and various business processes. Further, we do not expect significant changes in the number of employees. If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. Upon completion of our public offering, our goal is to expand and market our operations.

     We believe that the following steps can be accomplished if we only raise the minimum of $20,000 in this offering:

     Website Development                         $ 3,000
     Computer Purchase                           $ 1,000
     Inventory Purchase                          $ 2,000
     Marketing and Advertising                   $ 1,000

     We believe the above steps will be accomplished within 30 days of our receipt of proceeds equal to the minimum of $20,000 from this offering.

     We believe that the following additional steps can only be accomplished if we raise the maximum of $100,000 in this offering:

     Enhancement of our Website                  $ 2,500
     Additional Computer Purchases               $ 8,000
     Additional Inventory Purchases              $40,000
     Hire one additional employee                $10,000
     Hire second additional employee             $10,000

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management's applications of accounting policies. Significant estimates in 2010 and 2009 include an estimate of the deferred tax asset valuation allowance, valuation of stock based payments, and valuation of contributed services.

     In May 2009, the Financial Accounting Standards Board ("FASB") issued an accounting standard that became part of ASC Topic 855, "Subsequent Events". ASC Topic 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC Topic 855 sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC Topic 855 is effective for interim or annual financial periods ending after June 15, 2009. The adoption of ASC Topic 855 did not have a material effect on the Company's financial statements.

     In June 2009, the FASB issued an accounting standard whereby the FASB Accounting Standards Codification ("Codification") will be the single source of authoritative non-governmental United States of America generally accepted accounting principles ("GAAP"). Rules and interpretive releases of the United States of America Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. ASC Topic 105 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in ASC Topic 105. All other accounting literature not included in the Codification is non-authoritative. The Codification has not had a significant impact on the Company's financial statements.

     Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

LIMITED OPERATING HISTORY; NEED FOR ADDITIONAL CAPITAL

     There is no historical financial information about us upon which to base an evaluation of our performance. We are in development stage operations and have not yet generated any revenues from our operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns.

     In addition to this offering and although we have no current plans to do so, we may seek additional equity financing at some future time in order to obtain the capital required to implement a substantially expanded business plan which would include an increase in the current services we intend to offer and expand our customer base to include clients on a global scale.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available to us on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to our existing shareholders.

RESULTS OF OPERATIONS FOR ANNUAL PERIODS

YEAR ENDED DECEMBER 31, 2010 COMPARED TO YEAR ENDED DECEMBER 31, 2009

     The Company has not had any revenue since its inception on June 1, 2003.

     As reflected in the accompanying financial statements, the Company had a net loss from operations of $67,747 ($0.02 per share) and $538 ($0.00 per share), respectively, for the years ended December 31, 2010 and 2009.

     Operating expenses consist of professional fees, general and administrative expenses and officer compensation. For the year ended December 31, 2010, operating expenses of $67,747 consisted 1) professional fees of $41,372 made up audit fees of $23,916 and legal fees of $17,456, 2) general and administrative expenses of $16,375 made up of consulting fees of $12,500, filing fees of $3,450 and transfer agency fees of $425. For the year ended December 31, 2009, operating expenses of $538 consisted of transfer agency fees. The dramatic increase in operating expenses for the year ended December 31, 2010, as compared with the year ended December 31, 2009, is a result of the Company's effort to become current in its reporting requirements. An outside accountant was hired as a consultant to bring the Company's financial statements current from 2008 and to prepare the necessary schedules and filings for the audit firm and attorney. The attorney prepared the necessary filings and reviewed the Company's filings that required his consent.

LIQUIDITY AND CAPITAL RESOURCES

     As reflected in the accompanying financial statements, the Company had a net loss and net cash used in operations of $67,747 and $51,316, respectively, for the year ended December 31, 2010, compared to a net loss of $538 and $0 for the year ended December 31, 2009. The $51,316 of net cash used in operations was offset by stock based compensation of $10,000 issued to the CEO and an increase of $6,431 in accounts payable for the year ended December 31, 2010.

     The Company had net cash provided by financing activities of $51,686 for the year ended December 31, 2010, compared to no activity for the year ended December 31, 2009. The $51,686 of net cash provided by financing activities for the year ended December 31, 2010 consists of a net amount of $31,686 of loans to the Company by the CEO, a total of $10,000 loaned to the Company by two note holders and the sum of $10,000 advanced to the Company by an individual that had advanced funds previously.

     There was no cash used in investing activities for the years ended December 31, 2010 and 2009.

     In April 2008, the Company issued 2,500 shares of common stock for services. The value of the shares issued was not material.

     During the years ended December 31, 2007 and 2008, an affiliated company related to the Company's former chief executive officer through common ownership, advanced funds of $17,199 and $61,477, respectively, to the Company for working capital purposes. These advances, totaling $78,676, are reflected as due to related party on the accompanying December 31, 2010 and 2009 balance sheets, are non-interest bearing and are payable on demand.

     On August 23, 2010, the Company issued 10,000,000 restricted shares of its common stock to its Chief Executive Officer, Vincent Beatty, for services rendered. The shares were valued at $0.001 per share, a nominal value as there was no evidence of fair value, or $10,000 in total and expensed immediately as compensation.

     During the year ended December 31, 2010, the Company received proceeds totaling $36,686 from the Company's current Chief Executive Officer for general and administrative expenses and repaid $5,000 of the amount during the same period. The net amount of $31,686 is reflected as due to related party-officer on the accompanying December 31, 2010 balance sheet. The Company did not issue a promissory note to Mr. Beatty for these advances and the Company and Mr. Beatty have not determined the interest rate or maturity date for paying the loan back.

     In September 2010, an individual advanced $10,000 to the Company. The advance is non-interest bearing and due on demand. This amount is reflected as advances payable on the accompanying December 31, 2010 balance sheet. The Company did not issue a note on this transaction and the advance was paid in full.

     As of December 31, 2010, the Company had two Notes Payable with unrelated parties. On October 20, 2010, two individuals each loaned the Company $5,000 in exchange for Promissory Notes for the amounts loaned. The notes, with a term of one year, are due on October 19, 2011, and in lieu of interest, restricted shares of the Company's common stock will be issued to the note holders. Upon maturity, the principal amount loaned of $5,000 is due to each note holder and an aggregate amount of 30,000 restricted common stock shares will be issued to the note holders, pursuant to the terms of the notes. The terms of first note state that 10,000 shares of restricted common stock will be issued to the first note holder and the terms of the second note state that 20,000 shares of restricted common stock will be issued to the second note holder. The Company paid off both the $5,000 notes on March 4, 2011. The Company has not yet issued the 30,000 shares of restricted stock due to the two lenders.

     On January 5, 2011, an unaffiliated entity loaned us $25,000 in exchange for a promissory note for such sum. The promissory note bears interest at the rate of 5% per year and will be due and payable on July 5, 2011. The promissory note requires the Company to issue 75,000 shares of restricted common stock to the lender in lieu of accrued interest on the note when the note is paid. In addition, Vincent Beatty, our President, personally guaranteed payment and performance of the note and pledged 201,000 of his Datamill restricted common stock owned by Mr. Beatty as collateral to secure this $25,000 loan and to secure his guaranty of the loan.

     During March 2011, Vincent Beatty, our President, loaned $40,000 to the Company for operating funds to pay on-going expenses, including the repayment of certain notes payable and advances. The Company did not issue a promissory note on this transaction and the Company and Mr. Beatty have not determined the interest rate or maturity date for paying back this loan.

     In addition, the Company had an accumulated deficit during development stage of $1,137,293 and stockholders' deficit of $151,147 at December 31, 2010 and an accumulated deficit during development stage of $1,069,546 and stockholders' deficit of $93,400 at December 31, 2009.

     To meet our need for cash we are attempting to raise money from this offering. We believe that we will be able to raise enough money through this offering to begin operations, but we cannot guarantee that once we begin operations we will stay in business after operations have commenced. If we are unable to successfully attract customers to utilize our services, we may use up the proceeds from this offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to continue our operations. At present, we have not made any arrangements to raise additional capital, other than through this offering.

     Although  we do not have any  written  agreements  with  our  officers  and directors to loan us money, Vincent Beatty has verbally expressed his willingness to loan us money for our operations until this offering has been completed or until the offering period has expired. If we need additional capital and cannot raise it we will either have to suspend operations until we do raise the capital or cease operations entirely. It is our belief that the amount raised in this offering will last twelve months. Other than as described in this paragraph, we have no other financing plans.

     As of the date of this prospectus, we have yet to generate any revenues from our business operations.

     As of December 31, 2010, our total assets were $370, comprised of cash, and our total liabilities were $151,517.

                                    BUSINESS

GENERAL

     We had been originally incorporated under the laws of Canada on January 15, 1990, under the name "Creemore Star Printing, Inc." We changed our name on June 15, 2003 to "Smitten Press: Local Lore and Legends, Inc." We domesticated in the State of Nevada by filing Articles of Domestication in Nevada on May 8, 2007, and we were incorporated in the State of Nevada on May 8, 2007 as Smitten Press:
Local Lore and Legends, Inc. On April 30, 2010, our Board of Directors approved a change in our name to DataMill Media Corp. effective at the close of business on June 30, 2010. On April 30, 2010, our Board of Directors approved a reverse-split of our Common Stock on the basis of one new share of Common Stock for each one hundred shares of Common Stock held of record at the close of business on June 30, 2010. These corporate actions were ratified on April 30, 2010 by holders of a majority of the shares of Common Stock of the Company acting on written consent. The Amendment was filed with the State of Nevada on May 7, 2010, with the actions to take effect on June 30, 2010.

     We have had limited operations to date. Our business office is located at 1205 Hillsboro Mile, Suite 203, Hillsboro Beach, FL 33062 in premises provided to us on a month-to-month basis by the Company's President, Vincent Beatty, with an immaterial value. We are not obligated to pay rent, nor do we pay rent, for the use of our business office. Our email address is www.datamillmedia.com.

     On January 5, 2011, an individual loaned the Company $25,000 in exchange for a Promissory Note bearing interest at 5%. The note is due on July 4, 2011 and in lieu of the cash interest payment, restricted shares of the Company's common stock will be issued to the note holder. Upon maturity, the principal amount loaned of $25,000 is due to the note holder and 75,000 shares of restricted common stock will be issued to the note holder. In addition, Vincent Beatty, the CEO of the Company, has personally guaranteed the obligations and payment of the note and pledged 201,000 shares of Datamill restricted common stock owned by Mr. Beatty as collateral to secure this $25,000 loan and to secure his guaranty of the loan.

     We are a management consulting firm that plans to educate and assist small businesses to improve their management, corporate governance, regulatory compliance and other business processes, with a focus on capital market participation. We intend to generate revenues, with our two or possibly three employees, by providing consulting and educational services to primarily private companies seeking to become publicly traded companies. We have not yet begun operations and will not begin operations until we have completed this offering. Our plan of operation is forward looking and there is no assurance that we will ever begin operations.

     We have not conducted any market research into the likelihood of success of our operations or the acceptance of our products or advisory services by the public. However, we have had discussions with five potential clients, but we have advised these potential clients that we cannot help them until we raise the maximum of $100,000 in offering proceeds in this offering.

BUSINESS OVERVIEW

     We cannot assure you that we will be able to raise the maximum $100,000 in offering proceeds in this offering. If we do not raise the maximum $100,000 in this offering, then we will not be able to provide our consulting services. Assuming we have raised the maximum $100,000 in offering proceeds in this offering, we plan to provide a broad range of value-added management consulting services designed to improve corporate structures, business practices and procedures, record keeping, accounting and corporate governance in order for small private companies to advance and sustain themselves in the public capital marketplace. We believe that we can begin offering these services within 30 days of our receipt of the minimum proceeds in this offering; however, we will be limited personnel-wise and time wise to providing these services to only a few clients. In the event that we raise the maximum offering proceeds, then we will have a larger staff and the money to aggressively market our company in an effort to generate revenues. Initially, and until we have sufficient business and revenues, we will contract with legal, accounting, marketing and other professionals on a flat fee or hourly fee basis to assist us in providing our planned consulting services and will not employ such professionals. We have never engaged in the type of consulting services we will be offering and cannot assure you that we will ever achieve profitability.

     Although we have not decided on the subject matter or extent of the materials, we also plan to prepare and publish educational white papers to help businesspeople make decisions for their companies when accessing the capital markets. We are currently working on a list of topics for our educational white papers and intend to have at least two white papers ready for publication by June 1, 2011. We will be able to finish these two white papers regardless of whether we raise any money in this offering. Conducting a securities offering or being a publicly traded company involves a complex myriad of federal and state laws, rules and regulations, as well as customary best practices and procedures, any of which easily can be misunderstood, misinterpreted or misapplied. We believe that the more management teams know and understand about these endeavors and the issues that they will face, the better able they are to make informed decisions.

     We are a management consulting firm that plans to educate and assist small businesses to improve their management, corporate governance, regulatory compliance and other business processes, with a focus on capital market participation. We will provide solutions to clients at various stages of the business lifecycle:

     * Educational products to improve business processes or explore entering the capital markets;
     *    Startup consulting to early-stage companies planning for growth;
     * Management consulting to companies seeking to enter the capital markets via self-underwriting or direct public offering or to move from one capital market to another; and
     *    Compliance services to fully reporting, publicly traded companies.

     We plan to help companies to understand and prepare to meet the obligations incumbent upon public reporting companies, to access the public capital markets primarily through the companies' self underwriting or direct public offerings of their securities. We also plan to guide and assist them in maintaining their periodic reporting compliance process. We plan to focus on the small business market, which we believe is underserved by larger management consulting services firms. We are a fully reporting, small business issuer.

     We are initially targeting clients throughout the United States. Once our website is fully developed (which we anticipate being done by July 1, 2011), we will begin marketing our services via emails, direct mailing and telephone calls. We have identified five companies and are talking with others regarding our proposed consulting services. We have advised these five companies that we will not be able to provide our consulting services unless we raise the maximum $100,000 in offering proceeds in this offering. We are hopeful that we can raise the maximum $100,000 in offering proceeds in this offering and enter into consulting services agreements with some of these companies in order to generate revenues beginning June 15, 2011; however, we can not assure you that any of these potential clients will enter into consulting services agreements with us. We are also prospecting for other potential clients.

     We plan to generate revenue primarily from consulting services that we provide to private company clients seeking to become fully reporting, publicly traded companies. We also plan to generate revenue from regulatory compliance services that we plan to provide to public company clients that are required to file periodic and other reports with the United States Securities and Exchange Commission ("SEC"). The regulatory compliance services consist of assistance with the preparation of financial statements, work papers, schedules and SEC filings for review by a client's audit firm and securities attorney, assistance with the EDGARization of SEC filings referring clients to auditors, attorneys and transfer agents that have a proven track record with their clients. We plan to offer these services for a flat-fee consisting of cash and restricted shares of our clients' common stock. We also plan to generate revenue from sales of our database of educational white papers, instruction manuals, instruction booklets and example templates to the public and open line consultations with potential clients regarding their prospects of becoming public companies. As of the date of this prospectus, we have not determined the amount of fees that we will charge for our services.

     Our monthly "burn rate," the amount of expenses we expect to incur on a monthly basis, is approximately $2,000 for a total of $18,000 for the maximum of 270 days during which this offering will be made. We have relied, and will continue to rely, on loans from our officers and directors to fund operations. However, we do not have any written agreements with our officers and directors to fund our operating expenses during the 270 days during which this offering will be made.

     In order to complete our plan of operation, we estimate that $90,000 in funds will be required. The source of such funds is anticipated to be the net proceeds from this offering. If we fail to generate $90,000 from this offering, we may not be able to fully carry out our plan of operations.

     Assuming we raise the minimum amount of $20,000 in this offering, we believe we can satisfy our cash requirements during the next 12 months and begin to implement our business plan at a slower pace than if we raise the maximum amount in this offering. The minimum amount raised will allow us to develop our website to an operational extent within 30 days of receipt of the minimum amount, conduct sufficient marketing within 30 of receipt of the minimum amount, purchase a minimal amount of inventory (electronic and hard copies of instruction manuals, instruction booklets and example templates relating to the consulting and educational services we intend to provide) within 30 days of receipt of the minimum amount and purchase one computer within three days of receipt of the minimum amount. Once we receive the $20,000 minimum proceeds, we will be in a better position to implement our business plan and begin offering and selling our products on a smaller scale than if we raise the maximum amount in this offering. In addition, if we only raise the minimum amount in this offering, we will not be able to offer any consulting services and we will not have the additional employee required to implement our business plan as quickly as possible.

     We cannot assure you that we will be able to raise the maximum $100,000 in offering proceeds in this offering. If we do not raise the maximum $100,000 in this offering, we will not be able to provide our consulting services. Assuming we raise the maximum amount of $100,000 in this offering, we believe we can fully implement our business plan within 60 days of receipt of the maximum proceeds, finalize our product research and development within 30 days of receipt of the maximum proceeds, purchase the required computer equipment within three days of receipt of the maximum proceeds, and stock our inventory with the electronic and hard copies of the instruction manuals, instruction booklets and example templates relating to the consulting and educational services we intend to provide within 30 days of receipt of the maximum proceeds, including, but not limited to corporate management, corporate governance, regulatory compliance and various business processes. Further, we do not expect significant changes in the number of employees. If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. Upon completion of our public offering, our goal is to expand and market our operations.

     We believe that the following steps can be accomplished if we only raise the minimum of $20,000 in this offering:

     Website Development                         $ 3,000
     Computer Purchase                           $ 1,000
     Inventory Purchase                          $ 2,000
     Marketing and Advertising                   $ 1,000

     We believe the above steps will be accomplished within 30 days of our receipt of proceeds equal to the minimum of $20,000 from this offering.

     We believe that the following additional steps can only be accomplished within 30 days of receipt of proceeds equal to the maximum of $100,000 in this offering:

     Enhancement of our Website                  $ 2,500
     Additional Computer Purchases               $ 8,000
     Additional Inventory Purchases              $40,000
     Hire one additional employee                $10,000
     Hire second additional employee             $10,000

     We believe the proceeds from the offering will allow us to operate for twelve months, whether the minimum or maximum is raised. However, the extent of our operations will be less if we only raise the minimum.

REGULATORY REQUIREMENTS

     We are not required to obtain any special licenses, nor meet any special regulatory requirements before establishing our business, other than a simple business license. If new government regulations, laws, or licensing requirements are passed that would restrict or eliminate delivery of any of our intended products, then our business may suffer. Presently, to the best of our knowledge, no such regulations, laws, or licensing requirements exist or are likely to be implemented in the near future that would reasonably be expected to have a material impact on or sales, revenues, or income from our business operations.

     We are not a broker-dealer or Investment Advisor.

MARKETING AND REVENUES

     Initially, our business will be promoted by our two officers and directors. We also anticipate utilizing other marketing avenues in the future in our attempt to make our products known to the general public and attract potential customers. These marketing activities will be designed to inform potential customers about the benefits of using our services and may include the following: development and distribution of marketing literature; direct mail and email advertising; television infomercials; and promotion of our web site.

EMPLOYEES; IDENTIFICATION OF CERTAIN SIGNIFICANT EMPLOYEES

     We are a development stage company and currently have no employees, other than our two officers and directors, who will not receive any compensation until we commence business operations. There are no employment agreements or other compensation agreements in effect nor are any such agreements anticipated in the near future. We intend to hire additional employees when they are needed.

COMPETITION

     We face intense competition in every aspect of our business, and particularly from other firms which offer management, compliance and other consulting services to private and public companies. We would prefer to accept a relatively low cash component as our fee for management consulting and regulatory compliance services and take a greater portion of our fee in the form of restricted shares of our private clients' common stock. We also face competition from a large number of consulting firms, investment banks, venture capitalists, merchant banks, financial advisors and other management consulting and regulatory compliance services firms similar to ours. Many of our competitors have greater financial and management resources and some have greater market recognition than we do.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     Our two directors will serve until her successor is elected and qualified. Our officers are elected by the board of directors to a term of one year and serve until their successor is duly elected and qualified, or until they are removed from office. Our board of directors has no nominating, auditing or compensation committees.

     The name, address, age and position of our officers and directors are forth below:

Name and Address      Age                     Positions
----------------      ---                     ---------
Vincent Beatty        48     Chief Executive Officer, President, Chief Financial
                             Officer and Director

Thomas Hagan          68     Secretary and Director

     The persons named above are expected to hold their offices/positions until the next annual meeting of our stockholders.

VINCENT BEATTY

     Mr. Beatty has been the President/CEO and Chairman of the Board of Directors of the Company since January, 2010. In 1986, Mr. Beatty became a retail stockbroker where he worked for First New England Securities and Greenway Capital Corp. During his tenure with these firms Mr. Beatty helped to syndicate new public offerings and raised capital for these new issuers. In 1995, Mr. Beatty opened his own consulting firm, Devken Inc., and has owned and operated it to the present day. At Devken, Mr. Beatty has transacted several reverse mergers as well as guided several start-ups in completing their own Direct Public Offerings. Devken does not offer services similar or competitive to ours.

     From 1980-1983 Mr. Beatty attended Western Illinois University where he studied Business and Finance.

THOMAS J. HAGAN

     Mr. Hagan has been appointed as Secretary and a Director of the Company effective January 15, 2011, and brings to the Company a strong background in marketing and general management. He will be responsible for working with management to develop a comprehensive plan for the Company's business operations.

     Mr. Hagan served as President of The Dorette Company, a manufacturer of point of purchase advertising products, from January 1987 until October 2002, and was responsible for a ten-fold increase in sales at that company during his tenure. From October 2002 to the present time Mr. Hagan has been an independent management consultant. His prior business experience includes management positions at General Electric Company in Cleveland, Philadelphia and Schenectady from 1960 to 1970. As a management consultant at McKinsey & Company from 1970 to 1973, he developed and managed marketing programs for numerous sales representative organizations, trade shows, key accounts and national accounts.

     Mr. Hagan is a graduate of Boston College School of Management, and received his Masters in Business Administration Degree from Case Western University. He has also served as a Captain in the U.S. Army Corps of Engineers.

DIRECTOR QUALIFICATIONS

     We do not have a formal policy regarding director qualifications. In the opinion of Vincent Beatty, our President and majority shareholder, both Mr. Hagan and himself have sufficient business experience and integrity to carry out the Company's plan of operations.

ABSENCE OF INDEPENDENT DIRECTORS

     We do not have any independent directors and are unlikely to be able to recruit and retain any independent directors due to our small size and limited financial resources.

AUDIT COMMITTEE FINANCIAL EXPERT

     Although we have not established an Audit Committee. The functions of the Audit Committee are currently carried out by our Board of Directors.

CONFLICTS OF INTEREST

     Both of our officers and directors devote approximately 20 hours per week to our Company. The only conflict that exists is that our officers and directors devote time to other projects or business interests, none of which conflict with our business activities.

     Our President, Vincent Beatty, owns Devken Inc., a company that historically was in a business similar the ours. However, Devken Inc. has conducted no business during the past two years. Mr. Beatty has committed to the Company that he will not conduct any business through Devken Inc, or allow Devken Inc. to conduct any business that is similar to or competitive with the Company so long as Mr. Beatty is an officer or director of the Company.

     Thomas Hagan, our Secretary and Director, has been a management consultant for several years. Mr. Hagan has committed to the Company that he is not currently active in any management consulting roles other than his work for the Company and that he will not engage in any other management consulting roles while he is working for the Company.

                             EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation paid by the Company to our executive officers and directors of the Company for services rendered during the periods indicated. The Company did not compensate any of its officers or directors during the fiscal year ended December 31, 2009.

                           SUMMARY COMPENSATION TABLE

    Name and                                                  Stock         All Other
Principal Position        Year(1)   Salary($)    Bonus($)    Awards($)   Compensation($)   Total($)
------------------        -------   ---------    --------    ---------   ---------------   --------
Vincent Beatty:            2010       $  0        $   0      $10,000(1)       $  0         $10,000
Chief Executive Officer,   2009       $  0        $   0      $     0          $  0         $     0
President, Chief Financial
Officer and Director

----------
(1) The Company issued 10,000,000 restricted shares of its common stock for services rendered. The shares were valued at $0.001 per share or $10,000.

     We do not have any employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin to attain profitable operations.

     The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer.

STOCK OPTION AND OTHER COMPENSATION PLANS

     The  Company   currently  does  not  have  a  stock  option  or  any  other compensation plan and we do not have any plans to adopt one in the near future.

COMPENSATION OF DIRECTORS

     Our two directors do not receive any compensation for serving as a member of our board of directors.

INDEMNIFICATION

     Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of her position, if she acted in good faith and in a manner she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which she is to be indemnified, we must indemnify her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

     In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to Nevada law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects their ownership assuming the sale of all of the shares in this offering. The stockholders listed below have direct ownership of their shares and possesses sole voting and dispositive power with respect to the shares.

                                    Number of          Percentage of
                                     Shares              Ownership
         Name and Address          Before the           Before the
         Beneficial Owner           Offering             Offering
         ----------------           --------             --------

         Vincent Beatty (1)        10,201,350              98.8%

----------
[1] The person named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of their direct stock holdings. His business address is 1205 Hillsboro Mile, Suite 203, Hillsboro Beach, FL 33062.

FUTURE SALES BY EXISTING STOCKHOLDERS

     A total of 10,325,000 shares of common stock are held by our present shareholders. Of this, a total of 10,201,350 shares are beneficially owned by our President and Chairman, all of which are restricted securities, as defined in Rule 144 promulgated under the Securities Act of 1933.

     Since we are a shell company, Rule 144 is not currently available for the resale of our restricted securities and will not be available for the resale of our restricted securities until such time as (i) we cease being a "shell company" as defined in Rule 405 of the Securities Act of 1933, as amended; (ii) we file current "Form 10" information with the Securities and Exchange Commission; (iii) we are subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"); (iv) we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act , other than Form 8-K reports for the preceding 12 months; and (v) one year has elapsed from the date that we filed "Form 10 information" with the Securities and Exchange Commission.

     Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares if and when applicable restrictions against resale expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

     * have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
     * are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
     * do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
     * are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

NON-CUMULATIVE VOTING

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of our shares of common stock, present stockholders will own approximately 50% of our outstanding shares.

PROMISSORY NOTES AND LOANS

     On January 5, 2011, an unaffiliated entity loaned us $25,000 in exchange for a promissory note for such sum. The promissory note bears interest at the rate of 5% per year and will be due and payable on July 5, 2011. The promissory note requires the Company to issue 75,000 shares of restricted common stock to the lender in lieu of accrued interest on the note when the note is paid. In addition, Vincent Beatty, our President, personally guaranteed payment and performance of the note.

     During March 2011, Vincent Beatty, our CEO, loaned $40,000 to the Company for operating funds to pay on-going expenses, including the re-payment of certain notes payable and advances. The Company did not issue a promissory note on this transaction and the Company and Mr. Beatty have not determined the interest rate or maturity date for paying back the loan.

     As of December 31, 2010, the Company had two Notes Payable with unrelated parties. On October 20, 2010, two individuals each loaned the Company $5,000 in exchange for Promissory Notes for the amounts loaned. The notes, with a term of one year, are due on October 19, 2011, and in lieu of interest, restricted shares of the Company's common stock will be issued to the note holders. Upon maturity, the principal amount loaned of $5,000 is due to each note holder and an aggregate amount of 30,000 restricted common stock shares will be issued to the note holders, pursuant to the terms of the notes. The terms of first note state that 10,000 shares of restricted common stock will be issued to the first note holder and the terms of the second note state that 20,000 shares of restricted common stock will be issued to the second note holder.

CASH DIVIDENDS

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position and our general economic condition. It is our intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

ANTI-TAKEOVER PROVISIONS

     There are no Nevada anti-takeover provisions that our Board of Directors has adopted which may have the affect of delaying or preventing a change in control.

REPORTS

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act and the reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

STOCK TRANSFER AGENT

     Our stock transfer  agent is Interwest  Stock Transfer Co., Salt Lake City,
UT.

                              CERTAIN TRANSACTIONS

     In August, 2010, we issued a total of 10,000,000 shares of restricted common stock to Vincent Beatty, our President and Chairman, in lieu of cash compensation for services rendered valued at $10,000. We utilize office space in Mr. Beatty's home for which we pay no rent.

     On January 5, 2011, an unaffiliated entity loaned us $25,000 in exchange for a promissory note for such sum. The promissory note bears interest at the rate of 5% per year and will be due and payable on July 5, 2011. The promissory note requires the Company to issue 75,000 shares of restricted common stock to the lender in lieu of accrued interest on the note when the note is paid. In addition, Vincent Beatty, our President, personally guaranteed payment and performance of the note and pledged 201,000 shares of Datamill restricted common stock owned by Mr. Beatty as collateral to secure this $25,000 loan and to secure his guaranty of the loan.

     During the year ended December 31, 2010, Vincent Beatty, our Chief Executive Officer, loaned $36,686 to the Company for general and administrative purposes. The Company repaid $5,000 of the loan during 2010. The net loan of $31,686 is reflected "as due to related party-officer in our balance sheet as at December 31, 2010. The Company did not issue a promissory note for these advances and the Company and Mr. Beatty have not determined the interest rate or maturity date for paying the loan back.

     During March 2011, Vincent Beatty, our CEO, loaned $40,000 to the Company for operating funds to pay on-going expenses, including the re-payment of certain notes payable and advances. The Company did not issue a promissory note on this transaction and the Company and Mr. Beatty have not determined the interest rate or maturity date for paying the loan back.

                                LEGAL PROCEEDINGS

     On December 22, 2010, the Company received a Demand Letter from Cort Poyner, an individual, for payment in the amount of $78,676 which is a liability disclosed in the financial statements, but payable to Simply Fit Holdings Group, Inc., a defunct company. The Company believes the claim by Mr. Poyner is without merit. The Company has been informed by counsel for Mr. Poyner that he intends to commence litigation against the Company with respect to his claim.

     During February 2011, both the Company and Mr. Poyner decided not to litigate the claim, but to agree on terms to satisfy the claim within the next six months.

                                     EXPERTS

     Our financial statements for the years ended December 31, 2010 and 2009 and for the period from June 1, 2003 (inception) to December 31, 2010, included in this prospectus have been audited by Salberg & Company, P.A., an independent registered public accounting firm as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for us by of the Law Offices of David E. Wise, Attorney At Law, San Antonio, Texas 78230.

                              FINANCIAL STATEMENTS

     Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by management and audited by our independent registered public accounting firm.

                          INDEX TO FINANCIAL STATEMENTS

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)

                                    CONTENTS

                                                                            Page
                                                                            ----

Report of Independent Registered Public Accounting Firm                     F-2

Balance Sheets at December 31, 2010 and 2009                                F-3

Statements of Operations for the Years Ended December 31, 2010 and 2009,
and for the Period from June 1, 2003 (Inception) to December 31, 2010       F-4

Statement of Changes in Stockholders' Deficit for the Years ended
December 31, 2010 and 2009 and for the Period from June 1, 2003
(Inception) to December 31, 2010                                            F-5

Statements of Cash Flows for the Years Ended December 31, 2010 and 2009,
and for the Period from June 1, 2003 (Inception) to December 31, 2010       F-6

Notes to Financial Statements                                               F-7

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors of:
DataMill Media Corp. (f/k/a Smitten Press: Local Lore and Legends, Inc.)

     We have audited the accompanying balance sheets of DataMill Media Corp. (f/k/a Smitten Press: Local Lore and Legends, Inc.) (a development stage company) as of December 31, 2010 and 2009 and the related statements of operations, changes in stockholders' deficit and cash flows for each of the two years in the period ended December 31, 2010 and for the period from June 1, 2003 (Inception) to December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DataMill Media Corp. (f/k/a Smitten Press: Local Lore and Legends, Inc.) (a development stage company) as of December 31, 2010 and 2009, and the results of its operations, and its cash flows for each of the two years in the period ended December 31, 2010 and for the period from June 1, 2003 (Inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 in the accompanying financial statements, the Company had a net loss and net cash used in operating activities of $67,747 and $51,316, respectively and had minimal activity or operations in 2010 and had a deficit accumulated during development stage of $1,137,293, a working capital deficit of $151,147 and stockholders' deficit of $151,147 at December 31, 2010 and is a development stage company with no revenues. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Salberg & Company, P.A.
------------------------------------
SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 15, 2011

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                                                                   December 31,
                                                                       -----------------------------------
                                                                           2010                   2009
                                                                       ------------           ------------
                                     ASSETS

CURRENT ASSETS
  Cash                                                                 $        370           $         --
                                                                       ------------           ------------
TOTAL CURRENT ASSETS                                                            370                     --
                                                                       ------------           ------------

TOTAL ASSETS                                                           $        370           $         --
                                                                       ============           ============

              LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable and accrued expenses                                $     21,155           $     14,724
  Due to related party-officer                                               31,686                     --
  Due to related party                                                           --                 78,676
  Due to former related party                                                78,676                     --
  Advances payable                                                           10,000                     --
  Notes payable                                                              10,000                     --
                                                                       ------------           ------------
TOTAL CURRENT LIABILITIES                                                   151,517                 93,400
                                                                       ------------           ------------

TOTAL LIABILITIES                                                           151,517                 93,400
                                                                       ------------           ------------
STOCKHOLDERS' DEFICIT
  Common stock, $0.001 par value, 150,000,000 shares authorized,
   10,325,000 and 325,000 issued and outstanding at December 31,
   2010 and 2009, respectively                                               10,325                    325
  Additional paid-in capital                                              1,078,341              1,078,341
  Accumulated deficit                                                      (102,520)              (102,520)
  Deficit accumulated during development stage                           (1,137,293)            (1,069,546)
                                                                       ------------           ------------
TOTAL STOCKHOLDERS' DEFICIT                                                (151,147)               (93,400)
                                                                       ------------           ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                            $        370           $         --
                                                                       ============           ============

                        See notes to financial statements

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                                        For the Period
                                                                                       from June 1, 2003
                                             For the Years Ended December 31,           (Inception) to
                                           -----------------------------------            December 31,
                                               2010                   2009                   2010
                                           ------------           ------------           ------------
Revenues                                   $         --           $         --           $         --
                                           ------------           ------------           ------------
OPERATING EXPENSES
  Professional fees                              41,372                     --                200,609
  General and administrative                     16,375                    538                 92,510
  Compensation - officer                         10,000                     --                840,427
                                           ------------           ------------           ------------
Total Operating Expenses                         67,747                    538              1,133,616
                                           ------------           ------------           ------------
Loss from Operations                            (67,747)                  (538)            (1,133,616)

OTHER EXPENSE
  Loss on foreign currency exchange                  --                     --                 (3,677)
                                           ------------           ------------           ------------

Net Loss                                   $    (67,747)          $       (538)          $ (1,137,293)
                                           ============           ============           ============

Net Loss per share - Basic and diluted     $      (0.02)          $      (0.00)          $      (1.54)
                                           ============           ============           ============
Weighted Average Shares Outstanding -
 Basic and diluted                            3,914,041                325,000                738,564
                                           ============           ============           ============


                        See notes to financial statements

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                 For the years ended December 31, 2010 and 2009
     and for the period from June 1, 2003 (Inception) to December 31, 2010

                                                                                               Deficit
                                                                                             Accumulated
                                             Common Stock        Additional                    During           Total
                                         --------------------     Paid-in     Accumulated    Development     Stockholders'
                                         Shares     Par Value     Capital       Deficit         Stage          Deficit
                                         ------     ---------     -------       -------         -----          -------
Balance, June 1, 2003 (Inception)       120,000       $ 120     $  120,400     $(102,520)    $        --      $      --

Common stock issued for book rights     102,500         103           (103)           --              --             --
                                     ----------     -------     ----------     ---------     -----------      ---------
Balance, December 31, 2003              222,500         223        102,297      (102,520)             --             --

Contributed officer services                 --          --        100,000            --              --        100,000

Contributed legal services                   --          --          2,500            --              --          2,500

Net loss for the year                        --          --             --            --        (106,211)      (106,211)
                                     ----------     -------     ----------     ---------     -----------      ---------
Balance, December 31, 2004              222,500         223        204,797      (102,520)       (106,211)        (3,711)

Contributed legal services                   --          --          7,500            --              --          7,500

Net loss for the year                        --          --             --            --        (245,365)      (245,365)
                                     ----------     -------     ----------     ---------     -----------      ---------
Balance, December 31, 2005              222,500         223        212,297      (102,520)       (351,576)      (241,576)

Contributed legal services                   --          --          7,500            --              --          7,500

Net loss for the year                        --          --             --            --        (162,106)      (162,106)
                                     ----------     -------     ----------     ---------     -----------      ---------
Balance, December 31, 2006              222,500         223        219,797      (102,520)       (513,682)      (396,182)

Common stock issued for services        100,000         100        392,827            --              --        392,927

Contributed legal services                   --          --          5,000            --              --          5,000

Contributed capital                          --          --        445,719            --              --        445,719

Net loss for the year                        --          --             --            --        (470,860)      (470,860)
                                     ----------     -------     ----------     ---------     -----------      ---------
Balance, December 31, 2007              322,500         323      1,063,343      (102,520)       (984,542)       (23,396)

Contributed officer services                 --          --         15,000            --              --         15,000

Common stock issued for services          2,500           2             (2)           --              --             --

Net loss for the year                        --          --             --            --         (84,466)       (84,466)
                                     ----------     -------     ----------     ---------     -----------      ---------
Balance, December 31, 2008              325,000         325      1,078,341      (102,520)     (1,069,008)       (92,862)

Net loss for the year                        --          --             --            --            (538)          (538)
                                     ----------     -------     ----------     ---------     -----------      ---------
Balance, December 31, 2009              325,000         325      1,078,341      (102,520)     (1,069,546)       (93,400)

Common stock issued for
 officer compensation                10,000,000      10,000             --            --              --         10,000

Net loss for the year                        --          --             --            --         (67,747)       (67,747)
                                     ----------     -------     ----------     ---------     -----------      ---------
Balance, December 31, 2010           10,325,000     $10,325     $1,078,341     $(102,520)    $(1,137,293)     $(151,147)
                                     ==========     =======     ==========     =========     ===========      =========

                        See notes to financial statements

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                                                    For the Period
                                                                                                  from June 1, 2003
                                                           For the Years Ended December 31,        (Inception) to
                                                           --------------------------------         December 31,
                                                              2010                  2009                2010
                                                           -----------           ----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                 $   (67,747)          $     (538)         $(1,137,293)
  Adjustments to reconcile net loss from operations to
   net cash used in operating activities:
     Contributed services                                           --                   --              115,000
     Contributed legal services                                     --                   --               22,500
     Stock-based compensation                                   10,000                   --              402,927
  Changes in assets and liabilities:
     Accounts payable and accrued expenses                       6,431                  538               94,536
     Accrued compensation - officer                                 --                   --              322,500
                                                           -----------           ----------          -----------
NET CASH USED IN OPERATING ACTIVITIES                          (51,316)                  --             (179,830)
                                                           -----------           ----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from related party - officer                         36,686                   --              165,200
  Repayment to related party - officer                          (5,000)                  --               (5,000)
  Proceeds from notes payable                                   10,000                   --               10,000
  Proceeds from advances payable                                10,000                   --               10,000
                                                           -----------           ----------          -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                       51,686                   --              180,200
                                                           -----------           ----------          -----------

NET CHANGE IN CASH                                                 370                   --                  370

CASH - beginning of period                                          --                   --                   --
                                                           -----------           ----------          -----------

CASH - end of period                                       $       370           $       --          $       370
                                                           ===========           ==========          ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for:
  Interest                                                 $        --           $       --          $        --
                                                           ===========           ==========          ===========
  Income taxes                                             $        --           $       --          $        --
                                                           ===========           ==========          ===========

NON-CASH INVESTING AND FINANCING ACTIVITIES

Reduction of liabilities reflected as
 contributed capital                                       $        --           $       --          $   445,719
                                                           ===========           ==========          ===========

                        See notes to financial statements

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2010 and 2009


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) DESCRIPTION OF BUSINESS

     Smitten Press: Local Lore and Legends, Inc. (the "Company") was incorporated under the laws of Canada on January 15, 1990 under the name Creemore Star Printing, Inc. The name was changed to Smitten Press: Local Lore and Legends, Inc. on July 15, 2003. The Company was inactive until June 1, 2003 when it entered the development stage. The Company had planned to offer magazines and books for sale. Given the continued delay in recovery in New Orleans due to Hurricane Katrina and the death of the Company's founder and president Mr. Richard Smitten in September 2006, the Company had determined that proceeding with its initial business plan will not be viable. It began seeking other alternatives to preserve stockholder value, including selling a controlling interest to a third party who would subsequently merge an operating business into the company. On August 30, 2007 a change in control occurred (see below). Activities during the development stage include development of a business plan, obtaining and developing necessary rights to sell our products, developing a website, and seeking a merger candidate.

     On August 30, 2007, the Company's controlling shareholder, the Estate of Richard Smitten, through its executor, Kelley Smitten, sold 152,700 restricted shares of the Company's common stock held by the estate, which represented 68% of the then outstanding common stock, in a private transaction, to Robert L. Cox in exchange for cash consideration of $600,000 (the "Transaction"). As a result, Robert L. Cox became the Company's controlling shareholder and new CEO. Robert
L. Cox did not engage in any loan transactions in connection with the Transaction, and utilized his personal funds.

     On September 14, 2009, the Company's then controlling shareholder, Carl Feldman (who obtained his controlling interest from Robert Cox in June of 2008 in a private transaction), sold 202,700 restricted shares of the Company's common stock held in the name of Mr. Feldman, which represented 62% of the then outstanding common stock, in a private transaction, to Vincent Beatty in exchange for cash consideration of $10,000 (the "Transaction"). As a result, Vincent Beatty became the Company's controlling shareholder. Mr. Beatty engaged in a loan transaction in connection with the above mentioned stock purchase.

     On April 30, 2010, the holders of a majority of the shares of Common Stock of the Registrant acting on written consent elected Vincent Beatty as Director and President of the Company, and Robert Kwiecinski as Director and Secretary of the Company, to serve in said positions until the next Meeting of Shareholders.

     On April 30, 2010, our Board of Directors approved a change in name of the Registrant to DataMill Media Corp., a reverse-split of our Common Stock on the basis of one new share of Common Stock for each one hundred shares of Common Stock held of record at the close of business on June 30, 2010 and an increase in the number of authorized common stock from 50,000,000 shares to 150,000,000 shares. These corporate actions were ratified on April 30, 2010 by holders of a majority of the shares of Common Stock of the Registrant acting on written consent and the Amendment was filed with the State of Nevada on May 7, 2010. The Registrant was notified by Financial Industry Regulatory Authority ("FINRA") that the name and new symbol change of DATAMILL MEDIA CORP. "SPLID" became effective on August 23, 2010. All share and per share data has been adjusted to reflect the effect of the reverse-split.

(B) BASIS OF PRESENTATION AND FOREIGN CURRENCY

     Gains and losses resulting from foreign currency transactions are recognized in operations in the accompanying financial statements and footnotes in the period incurred.

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2010 and 2009


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(C) USE OF ESTIMATES

     In preparing financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the periods presented. Actual results may differ from these estimates.

     Significant estimates in 2010 and 2009 include an estimate of the deferred tax asset valuation allowance, valuation of shares issued for services, and valuation of contributed services.

(D) CASH EQUIVALENTS

     For the purpose of the cash flow statement, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(E) WEBSITE DEVELOPMENT COSTS

     In accordance with ASC 350-50, formerly EITF Issue No. 00-2, the Company accounts for its website in accordance with ASC 350-40, formerly Statement of Position No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" "SOP 98-1".

     ASC 350-40 requires the expensing of all costs of the preliminary project stage and the training and application maintenance stage and the capitalization of all internal or external direct costs incurred during the application development stage. The Company amortizes the capitalized cost of software developed or obtained for internal use over an estimated life of three years.

(F) STOCK-BASED COMPENSATION

     The Company follows the provisions of ASC 718-20-10 Compensation - Stock Compensation which establishes standards surrounding the accounting for transactions in which an entity exchanges its equity instruments for goods or services. ASC 718-20-10 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-20-10 provides for, and the Company has elected to adopt the modified prospective application under which compensation cost is recognized on or after the required effective date for the fair value of all future share based award grants and the portion of outstanding awards at the date of adoption of this statement for which the requisite service has not been rendered, based on the grant-date fair value of those awards calculated under ASC 718-20-10 pro forma disclosures.

(G) PROMOTER CONTRIBUTION AND CONTRIBUTED SERVICES

     The Company accounts for assets provided to the Company by promoters in exchange for capital stock at the promoter's original cost basis. The value of services provided to the Company by its officer was $115,000 for the period from June 1, 2003 (Inception)to December 31, 2010 which was recorded as contributed services.

(H) REVENUE RECOGNITION

     The Company intends on recognizing revenues in accordance with ASC 605-10. Revenue will be recognized when persuasive evidence of an arrangement exists, as services are provided or when product is delivered, and when collection of the fixed or determinable selling price is reasonably assured.

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2010 and 2009


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(I) INCOME TAXES

     The Company accounts for income taxes under ASC 740, formerly Financial Accounting Standards No. 109 "Accounting for Income Taxes". Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

     In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 (FIN-48), Accounting for Uncertainty in Income Taxes--An interpretation of FASB Statement No. 109 and codified into ASC 740. FIN-48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with Statement of Financial Accounting Standards No.109, Accounting for Income Taxes. This Interpretation prescribed a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN-48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted the provisions of FIN-48 and they had no impact on its financial position, results of operations, and cash flows.

     Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company's evaluation was performed for the tax years ended December 31, 2004 through December 31, 2010 for U.S. Federal Income Tax, for the tax years ended December 31, 2004 through December 31, 2010 for the State of Florida Corporate Income Tax, the years which remain subject to examination by major tax jurisdictions as of December 31, 2010.

(J) COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) includes net loss as currently reported by the Company adjusted for other comprehensive income, net of comprehensive losses. Other comprehensive income for the Company consists of unrealized gains and losses related to the Company's foreign currency cumulative translation adjustment. The comprehensive loss for the periods presented in the accompanying financial statements was not material.

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2010 and 2009


NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(K) FAIR VALUE OF FINANCIAL INSTRUMENTS

     ASC 825-10, formerly Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

     At December 31, 2010 the fair value of current liabilities approximated book value.

(L) NEW ACCOUNTING PRONOUNCEMENTS

RECENTLY ISSUED ACCOUNTING STANDARDS

     In May 2009, the Financial Accounting Standards Board ("FASB") issued an accounting standard that became part of ASC Topic 855, "Subsequent Events". ASC Topic 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC Topic 855 sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC Topic 855 is effective for interim or annual financial periods ending after June 15, 2009. The adoption of ASC Topic 855 did not have a material effect on the Company's financial statements.

     In June 2009, the FASB issued an accounting standard whereby the FASB Accounting Standards Codification ("Codification") will be the single source of authoritative non-governmental United States of America generally accepted accounting principles ("GAAP"). Rules and interpretive releases of the United States of America Securities and Exchange Commission ("SEC") under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. ASC Topic 105 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in ASC Topic 105. All other accounting literature not included in the Codification is non-authoritative. The Codification has not had a significant impact on the Company's financial statements.

     Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 - RELATED PARTIES AND ADVANCES PAYABLE

     Office space was and is provided on a month-to-month basis by the Company's CEO for no charge, however, for all periods presented, the value was not material.

     A promoter contributed certain rights and inventory to the Company for 102,500 common shares in 2003. (See Note 4)

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2010 and 2009


NOTE 2 - RELATED PARTIES AND ADVANCES PAYABLE (CONTINUED)

     During each of the years ended December 31, 2004, 2005, 2006 and December 31, 2007, the Company received proceeds totaling $67,037 from the Company's former officers ($100, $630, $20, $22,573, and $23,734 respectively) for general and administrative expenses. Additionally, during 2007, a former officer advanced cash to the company of $8,846. On August 30, 2007, in connection with the sale of the Company's common stock in a private transaction (See Note 1), this debt was settled. Accordingly, the Company reduced this debt by $52,149 and reflected contributed capital of $52,149 by increasing paid-in capital on the accompanying balance sheet.

     Prior to August 30, 2007, the Company reflected accrued compensation - officers of $322,500 due to the Company's former officers of $310,000 and $12,500, respectively. In August 2007, in connection with the sale of certain common shares of Company's common stock held by a majority stockholder, in a private transaction (See Note 1), this accrued compensation was settled. Accordingly, the Company reduced accrued compensation - officers by $322,500 and reflected contributed capital of $322,500 by increasing paid-in capital on the accompanying balance sheet.

     During the years ended December 31, 2004 through 2007, in connection with legal services provided by a former officer of the Company, the Company valued these services at their fair market value and recorded compensation expense and contributed capital totaling $22,500 for the period from June 1, 2003 (Inception) to December 31, 2010.

     During the years ended December 31, 2007 and 2008, an affiliated company related to the Company's former chief executive officer through common ownership, advanced funds of $17,199 and $61,477, respectively, to the Company for working capital purposes. These advances, totaling $78,676, are reflected as due to related party on the accompanying December 31, 2010 and 2009 balance sheets, are non-interest bearing and are payable on demand.

     On August 23, 2010, the Company issued 10,000,000 restricted shares of its common stock to its chief executive officer, Vincent Beatty, for services rendered. The shares were valued at $0.001 per share, a nominal value as there was no evidence of fair value, or $10,000 and expensed immediately as compensation.

     During the year ended December 31, 2010, the Company received proceeds totaling $36,686 from the Company's current chief executive officer for general and administrative expenses and repaid $5,000 of the amount during the same period. The net amount of $31,686 is reflected as due to related party-officer on the accompanying December 31, 2010 balance sheet.

NOTE 3 - NOTES AND ADVANCES PAYABLE

     As of December 31, 2010, the Company had two Notes Payable with unrelated parties. On October 20, 2010, two individuals each loaned the Company $5,000 in exchange for Promissory Notes for the amounts loaned. The notes, with a term of one year, are due on October 19, 2011 and in lieu of interest, restricted shares of the Company's common stock will be issued to the note holders. Upon maturity, the principal amount loaned of $5,000 is due to each note holder and an aggregate amount of 30,000 restricted common stock shares will be issued to the note holders, pursuant to the terms of the notes. The value of the shares to be issued was not material.

     In September 2010, an individual advanced $10,000 to the Company. The advance is non-interest bearing and due on demand. This amount is reflected as advances payable on the accompanying December 31, 2010 balance sheet.

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2010 and 2009


NOTE 4 - STOCKHOLDERS' DEFICIT

     In June 2003, the Company issued 102,500 shares to R. L. Smitten who was considered a promoter for perpetual exclusive rights to market local lore and legend magazines. There was no net accounting effect of this transaction as the original cost basis to the promoter was zero.

     During 2004, compensation in the amount of $100,000 was recorded to additional paid-in capital for services provided by the officer.

     During 2004, legal expenses in the amount of $2,500 were recorded to additional paid-in capital for legal services provided.

     During 2005, legal expenses in the amount of $7,500 were recorded to additional paid-in capital for legal services provided.

     During 2006, legal expenses in the amount of $7,500 were recorded to additional paid-in capital for legal services provided.

     During 2007, legal expenses in the amount of $5,000 were recorded to additional paid-in capital for legal services provided.

     On May 8, 2007, the Company filed Articles of Domestication and Articles of Incorporation with the State of Nevada. The Company became a Nevada corporation and had 50,000,000 shares of $0.001 par value common stock authorized prior to the 2010 increase to 150,000,000 authorized common shares discussed in Note 1(A) and elimination of the authorized preferred shares. The effect of the re-domestication was to reclassify $80,270 to additional paid-in capital from common stock for the change in par value. All share and per share amounts have been retroactively reflected for the change.

     On August 30, 2007, in connection with the sale of the Company's common stock in a private transaction (See Note 1), accounts payable amounting to $73,381 was repaid and the former officer's estate retained the remaining cash balance of $2,311. Accordingly, the Company reduced accounts payable by $73,381 and reduced cash by $2,311 and reflected a contributed capital of $71,070 by increasing paid-in capital on the accompanying balance sheet.

     On August 30, 2007, in connection with the sale of the Company's common stock in a private transaction (See Note 1), amounts due to former officers of the company of $52,149 and accrued compensation - officers of $322,500 was settled. Accordingly, the Company reflected a contributed capital of $374,649 by increasing paid-in capital on the accompanying balance sheet.

     On September 30, 2007, the Company issued 100,000 shares of its common stock to its chief executive officer for services rendered. The shares were valued and expensed at $392,927 or $0.039 per share which was a contemporaneous sale price in a private transaction where a former officer's estate sold a portion of his common shares of the Company to the new officer (see Note 1).

     During 2008, compensation in the amount of $15,000 was recorded as additional paid-in capital for services provided by an officer of the Company.

     In April 2008, the Company issued 2,500 shares of common stock for services. The value of the shares issued was not material.

     On August 23, 2010, the Company issued 10,000,000 restricted shares of its common stock to its chief executive officer, Vincent Beatty, for services rendered. The shares were valued at $0.001 per share, a nominal amount since there was no other evidence of fair value of the shares, or $10,000 and expensed immediately as compensation.

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2010 and 2009


NOTE 5 - INCOME TAXES

     There was no income tax expense for the years ended December 31, 2010 and 2009 due to the Company's net losses. The Company has established a 100% valuation allowance against any deferred tax assets which primarily relate to the Company's net operating loss carry-forwards.

     The Company's tax expense differs from the "expected" tax expense for Federal income tax purposes for the years ended December 31, 2010 and 2009, (computed by applying an estimated Corporate tax rate of 40% to loss before taxes), as follows:

                                                     Years Ended December 31,
                                                    --------------------------
                                                      2010              2009
                                                    --------          --------
Computed "expected" tax benefit                     $(27,099)         $   (215)
Contributed services                                      --                --
Change in deferred tax asset valuation allowance      27,099               215
                                                    --------          --------
                                                    $     --          $     --
                                                    ========          ========

The effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2010 and 2009 are as follows:

                                                     Years Ended December 31,
                                                  -----------------------------
                                                     2010                2009
                                                  ---------           ---------
Deferred tax assets:
  Operating loss carry-forward                    $ 440,925           $ 413,826
  Total gross deferred tax assets                   440,925             413,826
Less valuation allowance                           (440,925)           (413,826)
                                                  ---------           ---------
Net deferred tax assets                           $      --           $      --
                                                  =========           =========

     The valuation allowance at December 31, 2010 and 2009 was $440,925 and $413,826, respectively. The valuation allowance increased by $27,099 during the year ended December 31, 2010. The Company has net operating losses of approximately $1,240,000 at December 31, 2010 available to offset future net income through 2030.

     The utilization of the net operating loss carry-forwards is dependent upon the ability of the Company to generate sufficient taxable income during the carry-forward period. The Company has had a change of ownership and change in business as defined by the Internal Revenue Code Section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its net operating loss carry-forwards.

     Based on its evaluation, as described in Note 1, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company's evaluation was performed for the tax years ended December 31, 2004 through December 31, 2010 for both U.S. Federal Income Tax and for the State of Florida Corporate Income Tax, the years which remain subject to examination by the respective tax jurisdictions as of December 31, 2010.

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2010 and 2009


NOTE 6 - GOING CONCERN

     As reflected in the accompanying financial statements, the Company had a net loss and net cash used in operations of $67,747 and $51,316, respectively, for the year ended December 31, 2010 and a deficit accumulated during development stage of $1,137,293, a working capital deficit of $151,147 and stockholders' deficit of $151,147 at December 31, 2010 and is a development stage company with no revenues. The ability of the Company to continue as a going concern is dependent on the Company's ability to further implement its business plan, raise capital, and generate revenues. We are a management consulting firm that plans to educate and assist small businesses to improve their management, corporate governance, regulatory compliance and other business processes, with a focus on capital market participation. We intend to generate revenues, with our two or possibly three employees, by providing consulting and educational services to primarily private companies seeking to become publicly traded companies. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 7 - CONCENTRATIONS

     As discussed in Note 1, through the change in ownership of the Company, from August 2007 through 2008, the Company was funded solely by funds totaling $78,676, advanced through a commonly controlled affiliate, Simply Fit Holdings Group, Inc. The amount owed as of December 31, 2010 and 2009 was $78,676.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

     The Company was named as a defendant with others in a lawsuit filed June 24, 2008 in the Florida Southern District Court, Case No. 0:2008cv60953. The plaintiff, a New York individual, alleges a RICO count against all of the defendants. On September 14, 2009 a settlement agreement was reached with the plaintiff on behalf of the Company where all claims were settled. There was no accounting effect on the Company as a result of the settlement.

NOTE 9 - LEGAL MATTERS

     On December 22, 2010, the Company received a Demand Letter from an individual for payment in the amount of $78,676, which is a liability disclosed in the financial statements, but payable to another entity. The Company believed the claim by the individual was without merit and the Company was informed by counsel for the individual that he intends to commence litigation against the Company with respect to his claim.

     During February 2011, the Company and the individual have discussed the claim and the parties have decided not to litigate the claim, but to agree on terms to satisfy the claim within the next six months.

                              DATAMILL MEDIA CORP.
               (f/k/a SMITTEN PRESS: LOCAL LORE AND LEGENDS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2010 and 2009


NOTE 10 - SUBSEQUENT EVENTS

     The Company has performed an evaluation of subsequent events in accordance with ASC Topic 855. Other than the events noted below, the Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements.

     On January 5, 2011, an individual loaned the Company $25,000 in exchange for a Promissory Note bearing interest at 5%. The note, with a term of six months, is due on July 4, 2011 and in lieu of the interest payment, restricted shares of the Company's common stock will be issued to the note holder. Upon maturity, the principal amount loaned of $25,000 is due to the note holder and an aggregate amount of 75,000 restricted common stock shares will be issued to the note holder, pursuant to the terms of the note. In addition, Vincent Beatty, the CEO of the Company, has personally guaranteed the obligations and payment of the note.

     During February 2011, both the Company and an individual claiming that the Company owed him $78,676, have decided not to litigate the claim, but to agree on terms to satisfy the claim within the next six months.

     During March 2011, the Company paid in full notes payable to two individuals totaling $10,000. An aggregate of 30,000 shares of common stock, per the agreements, will be issued to these individuals on the anniversary date of these notes, October 2011.

     During March 2011, an officer loaned $40,000 to the Company for operating funds to pay on-going expenses, including the re-payment of certain notes payable and advances.

     We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Datamill Media Corp., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

     *    except the common stock covered by this prospectus

     * in any jurisdiction in which the distribution, offer or solicitation is not authorized

     * in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

     * to any person who is not a United States resident or who is outside the jurisdiction of the United States

     The delivery of this prospectus or any accompanying sale does not imply that:

     * there have been no changes in the affairs of Datamill Media Corp. after the date of this prospectus; or

     * the information contained in this prospectus is correct after the date of this prospectus.

     During the 150 days following the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.



                                   PROSPECTUS

                        5,000,000 SHARES OF COMMON STOCK

                              DATAMILL MEDIA CORP.

                                  MAY 12, 2011